Exhibit 5.1

Telephone: (212) 318-3000	Facsimile: (212) 318-3400

November 15, 2004

Pulitzer Inc.
900 North Tucker Boulevard
St. Louis, Missouri 63101

Ladies and Gentlemen:

     We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on behalf of Pulitzer Inc., a Delaware corporation (the “Company”), relating to an additional 1,000,000 shares of the Company’s common stock, $.01 par value per share (the “Shares”), issuable pursuant to the Company’s 2003 Incentive Plan (the “Plan”).

     As counsel to the Company, we have examined such corporate records, other documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion and, upon the basis of such examinations, advise you that in our opinion all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares pursuant to the Plan and that the Shares being registered pursuant to the Registration Statement, when issued and paid for under the Plan in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,
/s/ Fulbright & Jaworski L.L.P.